Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Stuart Booth

Central Garden & Pet

925.948.3675

CENTRAL GARDEN & PET ANNOUNCES FISCAL 2010 THIRD QUARTER RESULTS

Despite Mixed Sales Results, Operating Income Continues to Improve

WALNUT CREEK, CALIFORNIA, August 4, 2010 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its third quarter ended June 26, 2010.

The Company reported net sales of $465 million in the quarter, a decline of three percent compared to $482 million in the comparable fiscal 2009 period. The Company reported operating income of $52.6 million, an increase of two percent compared to $51.6 million in the year ago period. Net interest expense was $9.8 million compared to $5.2 million a year ago. Net income for the quarter was $25.9 million, or $0.40 per fully diluted share compared to $31.1 million or $0.44 per fully diluted share in the year ago period. Branded products sales decreased six percent to $382 million. Sales of other manufacturers’ products increased ten percent to $83 million. Depreciation and amortization was $7.2 million, the same as the year ago period. The quarter-ending leverage ratio was 2.5x compared to 2.7x a year ago.

“Despite a soft garden season, the quarter produced solid results in many areas of the company” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “We are continuing to control costs, manage working capital and drive gross profit margin. Our goal is to grow sales and drive further margin and capital efficiency improvement across the business while developing new programs and products that make a difference for consumers.”

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Fiscal third quarter net sales for the Garden Products segment were $243 million, a decrease of nine percent from $267 million in the comparable fiscal 2009 period. Operating income for Garden Products was $30.1 million compared to $35.3 million in the year ago period. Branded garden products sales decreased thirteen percent to $201 million. Sales of other manufacturers’ products increased fifteen percent to $42 million. Fiscal third quarter net sales for the Pet Products segment were $222.7 million, an increase of four percent from $215 million compared to the fiscal 2009 period. Operating income for the Pet Products segment was $32.6 million, compared to $29.8 million in the year ago period. Branded pet products sales were $181.6 million, an increase of three percent compared to last year. Sales of other manufacturers’ products were $41.1 million, an increase of six percent compared to last year.

For the nine months ended June 26, 2010, the Company reported net sales of $1.18 billion compared to $1.25 billion in the comparable 2009 period, a decline of six percent. Operating income for the period was $113.7 million compared to operating income of $106.1 million in the year ago period. Net income for the nine months ended June 26, 2010 was $54.6 million compared to net income of $57.9 million in the comparable 2009 period. Earnings per diluted share were $0.83 compared to $0.82 per diluted share in the year ago period. Branded product sales declined eight percent to $970 million and sales of other manufacturers’ products increased seven percent to $206 million. Depreciation and amortization for the nine month period was $21.7 million compared to $21.9 million in the year ago period.

The Company will discuss its third quarter results on a conference call today at 4:30 p.m. EDT / 1:30 p.m. PDT. Individuals may access the call by dialing 1-888-713-4199 and passcode 4145 4989 (domestic) or 1-617-213-4861 and passcode 4145 4989 (international).

The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/ or you may link directly to the webcast on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=93879&p=irol-calendar To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

In order to simplify your registration process, you may pre-register at the following link:

https://www.theconferencingservice.com/prereg/key.process?key=PXPR8NGUJ. By pre-registering, you may bypass the operator and go directly to the teleconference with a unique PIN number as soon as the call begins. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 4325 6896 (domestic) and 1-617-801-6888 and passcode 4325 6896 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEED™ and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed November 20, 2009, and Quarterly Report on Form 10-Q, filed May 5, 2010, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Net Sales	$465,486	$482,162	$1,176,658	$1,251,129
Cost of Goods Sold and Occupancy	302,712	317,108	764,926	840,041

Gross Profit	162,774	165,054	411,732	411,088

Selling, General and Administrative
Expenses	110,134	113,484	298,049	305,028

Income from Operations	52,640	51,570	113,683	106,060

Interest Expense	(9,797)	(5,211)	(24,555)	(17,846)
Interest Income	1	12	12	614
Other Income	42	1,161	428	80

Income Before Income Taxes and Noncontrolling Interest	42,886	47,532	89,568	88,908

Income Taxes	15,860	15,371	33,026	29,498

Income Including Noncontrolling Interest	27,026	32,161	56,542	59,410

Net Income Attributable to Noncontrolling Interest	1,153	1,085	1,943	1,498

Net Income Attributable to Central Garden & Pet Company	$25,873	$31,076	$54,599	$57,912

Net Income Per Share Attributable to Central Garden & Pet Company:

Basic	$0.41	$0.45	$0.84	$0.83
Diluted	$0.40	$0.44	$0.83	$0.82

Weighted Average Shares Outstanding

Basic	63,810	69,345	64,879	69,885
Diluted	64,606	70,449	65,716	70,798

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 26, 2010	June 27, 2009	September 26, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$91,623	$25,390	$85,668
Accounts Receivable	223,845	262,735	206,565
Inventories	306,118	313,820	284,834
Prepaid Expenses and
Other Current Assets	30,643	43,117	44,425

Total Current Assets	652,229	645,062	621,492

Property and Equipment - Net	162,352	165,519	164,734

Goodwill	208,630	206,873	207,749
Other Intangible Assets – Net	99,828	104,318	103,366
Deferred Income Taxes and Other Assets	60,668	80,539	53,584

Total	$1,183,707	$1,202,311	$1,150,925

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$119,869	$117,083	$108,836
Accrued Expenses	101,312	114,432	82,143
Current Portion of Long-Term Debt	201	3,311	3,270

Total Current Liabilities	221,382	234,826	194,249

Long-Term Debt	400,138	405,676	404,815
Other Long-Term Obligations	4,223	4,685	4,526
Shareholders’ Equity	557,964	557,124	547,335

Total	$1,183,707	$1,202,311	$1,150,925